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                                                        EXHIBIT 11


           STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      TRANSAMERICA CORPORATION


                                          Six months ended June 30,
                                              1996         1995
                                        (Dollar amounts in millions,
                                           except for share data)
Primary

Average shares outstanding                     67.5         69.1
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                    1.7*         1.4*
                                               ____         ____
                                  TOTAL        69.2         70.5
                                               ====         ====

Net income                                   $221.2       $214.1
Preferred dividends                            (8.6)        (9.1)
                                             ______       ______
Net income to common                         $212.6       $205.0
                                             ======       ======

Per share amount                              $3.15        $2.96
                                              =====        =====

Fully Diluted

Average shares outstanding                     67.5         69.1
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter end
  if higher than the average market
  price for three months                        1.8*         1.8*
                                               ____         ____
                                  TOTAL        69.3         70.9
                                               ====         ====

Net income                                   $221.2       $214.1
Preferred dividends                            (8.6)        (9.1)
                                             ______       ______
Net income to common                         $212.6       $205.0
                                             ======       ======

Per share amount                              $3.15        $2.96
                                              =====        =====

*Not included in per share calculation because effect is less than 3%.